Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
ir@crailar.com

CRAILAR TECHNOLOGIES AND CONE DENIM ENTER INTO MARKETING AND DEVELOPMENT AGREEMENT

CRAiLAR denim developments available immediately to global markets

Victoria, B.C. and Portland, Ore. (March 12, 2013) - CRAiLAR Technologies Inc. (CRAiLAR) (TSXV: CL) (OTCBB: CRLRF), which produces and markets a natural fiber made from flax and other bast fibers, has entered into a marketing and development agreement with CONE DENIM, America's largest and most innovative working denim mill, to begin this month. The agreement calls for CONE DENIM to market and develop the use of CRAiLAR Flax in its denim fabric line, which is sold to a broad range of the best global brands in fashion, work wear and casual lifestyle categories. The agreement is through December 2015.

The agreement includes the following:

    CONE DENIM will immediately launch CRAiLAR Flax denim developments in its CONE(R) 3D offering to its existing clients.

    CRAiLAR and CONE DENIM will jointly introduce CRAiLAR Flax denim developments to CRAiLAR's current partner brands.

    CRAiLAR and CONE DENIM will jointly create and manage marketing materials, sales meetings, trade shows, press launches, trade and consumer marketing activities.

"We are honored to name CONE DENIM our preferred and exclusive partner for the development, marketing and manufacture of denim fabrics. This is a significant move for CRAiLAR because it puts our industry leading fiber in the hands of one of the most innovative and prolific mills in the world, in one of the largest and sexiest categories in the apparel industry," said Ken Barker, CEO of CRAiLAR. "Given Cone's expertise and history in this sector, we believe it represents the perfect partnership to create, innovate and execute new and vintage looks in denim which will move markets and further promote sustainable practices and developments in the apparel industry. Cone's global manufacturing presence additionally enhances our ability to service customers around the world."

"For over a century Cone Denim(R) authentic denims have combined a rich heritage with innovative styling, performance, and sustainability," said Kara Nicholas, vice president of product development and marketing for CONE DENIM. "The introduction of our new CRAiLAR denim designs complements our existing Sustainblue(TM) fabric collection and furthers our commitment to provide responsible product solutions to customers that speak to the emerging globally conscience consumer."

CONE DENIM is headquartered in Greensboro, N.C., where its flagship White Oak(R) mill has the unique ability to innovate and style with distinct creativity, precision and control. Its operations there consist of the most modern equipment and technology alongside vintage looms from mid-century denim making. CONE DENIM has manufacturing facilities in the U.S., Asia and Mexico, giving global access to global brand supply chains. CONE DENIM operates as part of International Textile Group, Inc. (ITG).

This agreement does not supersede any current CRAiLAR contracts with partner brands

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp., and Kowa Company for commercial use, and to Levi Strauss & Co., Cotswold Industries, Cintas, Carhartt, Ashland, PVH Corp., and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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